Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-3 of Casella Waste Systems, Inc. and subsidiaries (the Company) of our report dated June 26, 2014 relating to our audits of the consolidated financial statements and financial statement schedule as of April 30, 2014 and 2013 and for the years ended April 30, 2014, 2013 and 2012 and the effectiveness of the Company’s internal control over financial reporting as of April 30, 2014 which appears in Casella Waste Systems, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2014. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ McGladrey LLP

Boston, Massachusetts

December 17, 2014